Exhibit 4.5

THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This Third Amended and Restated Stockholders’ Agreement (this “Agreement”) is made and entered into as of April 27, 2016, by and among G1 Therapeutics, Inc., a Delaware corporation (the “Company”), the individuals and entities identified on Schedule A as the Series 1 Preferred Stockholders (the “Series 1 Preferred Stockholders”), the individuals and entities identified on Schedule A as the Series A Preferred Stockholders (the “Series A Preferred Stockholders”), the individuals and entities identified on Schedule A as the Series B Preferred Stockholders (the “Series B Preferred Stockholders”), the individuals and entities identified on Schedule A as the Series C Preferred Stockholders (the “Series C Preferred Stockholders”; the Series 1 Preferred Stockholders, the Series A Preferred Stockholders, the Series B Preferred Stockholders and the Series C Preferred Stockholders collectively, the “Investors” and each, an “Investor”), and the individuals or entities identified on Schedule A hereto as the Key Holders (each a “Key Holder” and collectively, the “Key Holders”). The Investors and the Key Holders are sometimes referred to herein collectively as the “Stockholders,” and each individually, a “Stockholder.”

RECITALS

WHEREAS, in connection with the sale of Series B Preferred Stock of the Company, the Company, the Key Holders, the Series 1 Preferred Stockholders, the Series A Preferred Stockholders and the Series B Preferred Stockholders entered into a Second Amended and Restated Stockholders Agreement, dated as of February 4, 2015 (the “Prior Stockholders’ Agreement”);

WHEREAS, concurrently with the execution of this Agreement, the Company and the Series C Preferred Stockholders are entering into a Series C Preferred Stock Purchase Agreement (the “Purchase Agreement”) providing for the sale of shares of the Company’s Series C Preferred Stock; and

WHEREAS, it is a condition to the closing of the sale and issuance of the Series C Preferred Stock that the parties amend and restate the Prior Stockholders’ Agreement as set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.    Definitions.

1.1    “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly, controls, is controlled by or is under common control with such Person, including without limitation, any current or former limited partner, general partner, managing member, manager, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2    “Board” has the meaning set forth in Section 2.1.

1.3    “Capital Stock” means (a) shares of Common Stock or Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issuable upon conversion of Preferred Stock and (c) shares of Common Stock issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company; in each case, now owned or subsequently acquired by any Stockholder, or its respective successors or permitted transferees or assigns. For purposes of calculating the number of shares of Capital Stock held by a Stockholder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

1.4    “CEO Director” has the meaning set forth in Section 2.2(a).

1.5    “Common Stock” means shares of common stock of the Company, $0.0001 par value per share.

1.6    “Company” has the meaning set forth in the Preamble.

1.7    “Company Notice” means written notice from the Company notifying the Transferring Stockholder that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Transfer.

1.8    “Company Undersubscription Notice” has the meaning set forth in Section 3.1(d).

1.9    “Cormorant” has the meaning set forth in Section 2.2(b).

1.10    “Cormorant Director” has the meaning set forth in Section 2.2(b).

1.11    “Cormorant Observer” has the meaning set forth in Section 5.1(f)(iv).

1.12    “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.13    “Electing Holders” has the meaning set forth in Section 2.6(a).

1.14    “EV” has the meaning set forth in Section 2.2(c)(i).

1.15    “EV Director” has the meaning set forth in Section 2.2(c)(i).

1.16    “Exercising Investors” has the meaning set forth in Section 3.1(d).

1.17    “Founders” means Norman E. Sharpless, M.D. and Kwok-Kin Wong, M.D., Ph.D.

1.18    “Fully Exercising Investor” has the meaning set forth in Section 5.2(c).

1.19    “GAAP” has the meaning set forth in Section 5.1(a)(ii).

1.20    “Hatteras” has the meaning set forth in Section 2.2(d)(ii).

1.21    “Hatteras Observer” has the meaning set forth in Section 5.1(f)(ii).

1.22    “HVP Director” has the meaning set forth in Section 2.2(d)(ii).

1.23    “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, registered domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, life partner, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.24    “Independent Director” has the meaning set forth in Section 2.2(e).

1.25    “Investor(s)” has the meaning set forth in the Preamble

1.26    “Investor Notice” means written notice from a Major Investor notifying the Company and the Transferring Stockholder that such Major Investor intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Transfer.

1.27    “Investor Notice Period” has the meaning set forth in Section 3.1(d).

1.28    “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.29    “Key Holder(s)” has the meaning set forth in the Preamble.

1.30    “Lumira” has the meaning set forth in Section 5.1(f)(iii).

1.31    “Lumira Observer” has the meaning set forth in Section 5.1(f)(iii).

1.32    “Major Investor” means any Investor, individually or together with such Investor’s Affiliates that, in the aggregate, holds at least (i) 5% of the then outstanding shares of Preferred Stock or (ii) 600,000 shares of the Company’s Series C Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

1.33    “MEVE” has the meaning set forth in Section 2.2(d)(i).

1.34    “MEVE Director” has the meaning set forth in Section 2.2(d)(i).

1.35    “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.36    “Offer Notice” has the meaning set forth in Section 5.2(b).

1.37    “Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

1.38    “Preferred Directors” has the meaning set forth in Section 2.2(d).

1.39    “Preferred Stock” means shares of Series 1 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

1.40    “Prohibited Transfer” has the meaning set forth in Section 3.3(c).

1.41    “Proposed Sale” has the meaning set forth in Section 2.6(b).

1.42    “Proposed Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any Transferring Stockholder, except for any transfer exempted pursuant to Section 4 below.

1.43    “Proposed Transfer Notice” means written notice from a Transferring Stockholder setting forth the terms and conditions of a Proposed Transfer.

1.44    “Prospective Transferee” means any Person to whom a Transferring Stockholder proposes to or otherwise intends to make a Proposed Transfer.

1.45    “Public Offering” has the meaning set forth in Section 4.2.

1.46    “Qualified Public Offering” has the meaning set forth in the Restated Certificate.

1.47    “RA Capital” has the meaning set forth in Section 2.2(c)(ii).

1.48    “RA Capital Director” has the meaning set forth in Section 2.2(c)(ii).

1.49    “Restated Certificate” means the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

1.50    “Right of Co-Sale” means the right, but not the obligation, of a Major Investor to participate in a Proposed Transfer on the terms and conditions specified in the Proposed Transfer Notice.

1.51    “Right of First Refusal” means the right, but not the obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.52    “Sale of the Company” means either: (a) a Stock Sale, or (b) a transaction that qualifies as a “Liquidation Event” (as defined in the Restated Certificate).

1.53    “Secondary Notice” means written notice from the Company notifying the Major Investors and the Transferring Stockholder that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Transfer.

1.54    “Secondary Refusal Right” means the right, but not the obligation, of each Major Investor to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock and Derivative Securities (assuming any such Derivative Securities are exercised, converted or exchanged for the maximum number of shares of Common Stock) then held by all Major Investors other than the Transferring Stockholder in the case that the Transferring Stockholder is a Major Investor) of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

1.55    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.56    “Series 1 Preferred Stock” means shares of Series 1 Preferred Stock of the Company, $0.0001 par value per share.

1.57    “Series 1 Preferred Stockholders” has the meaning set forth in the Preamble.

1.58    “Series A Preferred Stock” means shares of Series A Preferred Stock of the Company, $0.0001 par value per share.

1.59    “Series A Preferred Stockholders” has the meaning set forth in the Preamble.

1.60    “Series A Directors” has the meaning set forth in Section 2.2(d).

1.61    “Series B Directors” has the meaning set forth in Section 2.2(c).

1.62    “Series B Preferred Stock” means shares of Series B Preferred Stock of the Company, $0.0001 par value per share.

1.63    “Series B Preferred Stockholders” has the meaning set forth in the Preamble.

1.64    “Series C Preferred Stock” means shares of Series C Preferred Stock of the Company, $0.0001 par value per share.

1.65    “Series C Preferred Stockholders” has the meaning set forth in the Preamble.

1.66    “Stock Sale” means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares of Capital Stock representing more than fifty percent (50%) of the outstanding voting power of the Company.

1.67    “Stockholder(s)” has the meaning set forth in the Preamble.

1.68    “Stockholder Representative” has the meaning set forth in Section 2.6(a)(vii).

1.69    “Transfer Stock” means shares of Common Stock (other than Series C Conversion Shares (as defined below)), Series 1 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Derivative Securities owned by a Transferring Stockholder, or issued to a Transferring Stockholder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like). For the avoidance of doubt, no shares of Series C Preferred Stock, or any shares of Common Stock (or other securities in the event of a recapitalization, reorganization, or the like, of Common Stock) issued upon conversion of any shares of Series C Preferred Stock (collectively, “Series C Conversion Shares”), shall be considered Transfer Stock.

1.70    “Transferring Stockholder” has the meaning set forth in Section 3.1(a).

1.71    “Undersubscription Notice” means written notice from a Major Investor notifying the Company and the Transferring Stockholder that such Major Investor intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

2.    Voting Provisions.

2.1    Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Capital Stock owned by such Stockholder or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board of Directors of the Company (the “Board”) shall be set and remain at eight (8) directors.

2.2    Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Capital Stock owned by such Stockholder or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following Persons shall be elected to the Board:

(a)    The Company’s Chief Executive Officer (the “CEO Director”), provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Stockholders shall promptly vote their respective shares of Capital Stock such Stockholder is entitled to vote (i) to remove the former Chief Executive

Officer from the Board if such Person has not resigned as a member of the Board and (ii) to elect such Person’s replacement as Chief Executive Officer of the Company as the new CEO Director, which individual shall initially be Mark A. Velleca, M.D., Ph.D.

(b)    For so long as Cormorant Asset Management, LLC (“Cormorant”) and its Affiliates collectively hold, subject to Section 7.9(c), at least ten percent (10%) of the issued and outstanding shares of Series C Preferred Stock, originally purchased by it (as adjusted for stock splits, stock dividends, recapitalizations and like transactions), Cormorant shall have the right to designate one individual (the “Cormorant Director”), which individual shall be designated following the date of this Agreement.

(c)    Two individuals designated by the holders of the Series B Preferred Stock (the “Series B Directors”) as follows:

(i)    For so long as Eshelman Ventures, LLC (“EV”) and its Affiliates collectively hold at least five percent (5%) of the issued and outstanding shares of Series B Preferred Stock, EV shall have the right to designate one individual (the “EV Director”), which individual shall initially be Fredric N. Eshelman, Pharm. D.

(ii)    For so long as RA Capital Healthcare Fund, L.P. (“RA Capital”) and its Affiliates collectively hold at least five percent (5%) of the outstanding shares of Series B Preferred Stock, RA Capital shall have the right to designate one individual (the “RA Capital Director”), which individual shall initially be Peter Kolchinsky, Ph.D.

(d)    Two individuals designated by the holders of the Series A Preferred Stock (the “Series A Directors”; the Series A Directors, the Series B Directors and the Cormorant Director collectively, the “Preferred Directors”) as follows:

(i)    for so long as MedImmune Ventures, Inc. and its Affiliates (“MEVE”) collectively hold at least five percent (5%) of the outstanding shares of Series A Preferred Stock, MEVE shall have the right to designate one individual (the “MEVE Director”), which individual shall initially be Ron Laufer, M.D.;

(ii)    for so long as Hatteras Venture Partners IV SBIC, L.P. and its Affiliates (“Hatteras”) collectively hold at least five percent (5%) of the outstanding shares of Series A Preferred Stock, Hatteras shall have the right to designate one individual (the “HVP Director”), which individual shall initially be Christy L. Shaffer, Ph.D.

(e)    Two individuals, each of whom who shall be an independent outsider who is not an employee, officer, stockholder or otherwise an Affiliate of the Company or any Investor, designated by a majority of the Board (including at least one of the Series B Directors and the Cormorant Director) and elected by the holders of a majority of the Common Stock and the Preferred Stock of the Company voting together as a single class on an as converted to Common Stock basis, which individuals shall initially be Seth A. Rudnick, M.D. and Glenn P. Muir. Dr. Rudnick shall serve initially as the Chairman of the Board.

To the extent that any of clauses (a) through (e) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with and pursuant to the Restated Certificate.

2.3    Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

2.4    Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Capital Stock over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)    no director elected pursuant to this Section 2 may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person, or of the holders of a majority of the shares of stock entitled under Section 2.2 above to designate or elect that director; or (ii) the Person(s) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 2.2 above is no longer so entitled to designate or approve such director or occupy such Board seat;

(b)    any vacancies created by the resignation, removal or death of a director elected pursuant to this Section 2 shall be filled pursuant to the provisions of this Section 2;

(c)    upon the request of any party entitled to designate a director as provided in Sections 2.2(b) through 2.2(d) above to remove such director, such director shall be removed; and

(d)    upon the request of a majority of the members of the Board then in office to remove the Independent Director, such director shall be removed.

All Stockholders agree to execute any written consents or proxies required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

2.5    No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a Person for election as a director for any act or omission by such designated Person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2.6    Drag-Along Right.

(a)    Actions to be Taken. In the event that (i) the holders of at least sixty-five percent (65%) of the then outstanding shares of Series C Preferred Stock and the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock (collectively, the “Electing Holders”) and (ii) a majority of the Board approve a Sale of the Company in writing, specifying that this Section 2.6 shall apply to such transaction, then each Stockholder and the Company hereby agree:

(i)    if such transaction requires stockholder approval, with respect to all Capital Stock over which such Stockholder owns or otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all such Capital Stock in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(ii)    if such transaction is a Stock Sale, to sell the same proportion of shares of Common Stock, Preferred Stock and Derivative Securities beneficially held by such Stockholder as is being sold by the Electing Holders to the Person or Persons to whom the Electing Holders propose to sell their Common Stock, Preferred Stock and Derivative Securities, and, except as permitted in Section 2.6(b) below, on the same terms and conditions as the Electing Holders;

(iii)    to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Electing Holders in order to carry out the terms and provision of this Section 2.6, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(iv)    not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Common Stock, Preferred Stock and/or Derivative Securities owned by such Stockholder or Affiliate in a voting trust or subject any Common Stock, Preferred Stock and/or Derivative Securities to any arrangement or agreement with respect to the voting of such Common Stock, Preferred Stock and/or Derivative Securities, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(v)    to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(vi)    if the consideration to be paid in exchange for the Common Stock, Preferred Stock and Derivative Securities pursuant to this Section 2.6 includes any securities and due receipt thereof by any Stockholder would require under applicable law (A) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (B) the provision to any

Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of such Stockholder’s Common Stock, Preferred Stock and/or Derivative Securities, as applicable, that would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities that such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Common Stock, Preferred Stock and/or Derivative Securities; and

(vii)    in the event that the Electing Holders, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (A) to consent to (x) the appointment of such Stockholder Representative, (y) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (z) the payment of such Stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Stockholders, and (B) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct.

(b)    Exceptions. Notwithstanding the foregoing, a Stockholder will not be required to comply with Section 2.6(a) above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(i)    any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such shares of Capital Stock, including, but not limited to, representations and warranties that (i) the Stockholder holds all right, title and interest in and to the shares of Capital Stock such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(ii)    the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(iii)    the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and subject to the provisions of the Restated Certificate related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Sale;

(iv)    liability shall be limited to such Stockholder’s applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(v)    upon the consummation of the Proposed Sale, (A) each holder of each class or series of Common Stock, Preferred Stock and Derivative Securities will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of Common Stock, Preferred Stock and Derivative Securities, (B) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (C) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (D) unless the holders of (i) at least sixty-five percent (65%) of the then outstanding shares of Series C Preferred Stock and (ii) at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock elect to receive a lesser amount by written notice given to the Company at least five (5) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of Common Stock, Preferred Stock and Derivative Securities shall be allocated among the holders of Common Stock, Preferred Stock and Derivative Securities on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Liquidation Event (assuming for this purpose that the Proposed Sale is a Liquidation Event) in accordance with the Restated Certificate in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for a Key Holder’s Common Stock, Preferred Stock and Derivative Securities or an Investor’s

Common Stock, Preferred Stock and Derivative Securities, as applicable, pursuant to this Section 2.6(b)(ii) includes any securities and due receipt thereof by any Key Holder or Investor would require under applicable law (x) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (y) the provision to any Key Holder or Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Key Holder or Investor in lieu thereof, against surrender of the Key Holder’s Common Stock, Preferred Stock and Derivative Securities or the Investor’s Common Stock, Preferred Stock and Derivative Securities, as applicable, that would have otherwise been sold by such Key Holder or Investor, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Key Holder or Investor would otherwise receive as of the date of the issuance of such securities in exchange for the Key Holder’s Common Stock, Preferred Stock and Derivative Securities or the Investor’s Common Stock, Preferred Stock and Derivative Securities, as applicable; and

(vi)    subject to Section 2.6(b)(ii) above requiring the same form of consideration to be available to the holders of any single class or series of Common Stock, Preferred Stock and Derivative Securities, if any holders of any Common Stock, Preferred Stock and Derivative Securities are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such Common Stock, Preferred Stock and Derivative Securities will be given the same option; provided, however, that nothing in this Section 2.6(b)(iii) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

(c)    Restrictions on Sale of the Company. No Stockholder shall be a party to any Stock Sale unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Restated Certificate in effect immediately prior to the Stock Sale (as if such transaction were a Liquidation Event), unless the holders of (i) a majority of the then outstanding Preferred Stock (voting as a single class and on an as-converted basis), (ii) at least sixty-five percent (65%) of the then outstanding shares of Series C Preferred Stock and (iii) at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock, elect otherwise by written notice given to the Company at least five (5) days prior to the effective date of any such transaction or series of related transactions.

2.7    Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

3.    Agreement Among the Company, the Investors and the Key Holders.

3.1    Right of First Refusal.

(a)    Grant of Right of First Refusal to Company. Subject to the terms of Section 4 below, each Stockholder owning at least one percent (1%) of the Company’s Capital Stock (a “Transferring Stockholder”) hereby grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Transferring Stockholder may propose to transfer in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b)    Notice. Each Transferring Stockholder proposing to make a Proposed Transfer must deliver a Proposed Transfer Notice to the Company and each Major Investor not later than forty-five (45) days prior to the consummation of such Proposed Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer and the identity of the Prospective Transferee. To exercise its Right of First Refusal under this Section 3, the Company must deliver a Company Notice to the Transferring Stockholder within fifteen (15) days after delivery of the Proposed Transfer Notice. In the event of a conflict between this Agreement and the Company’s Bylaws and any other agreement that may have been entered into by a Stockholder with the Company that contains a conflicting right of first refusal, the Company and the Stockholder acknowledge and agree that the terms of this Agreement shall control and the other right of first refusal shall be deemed satisfied by compliance with Section 3.1(a) and this Section 3.1(b).

(c)    Grant of Secondary Refusal Right to Major Investors. Subject to the terms of Section 4 below, each Transferring Stockholder hereby grants to the Major Investors a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Section 3.1(c). If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Transfer, the Company must deliver a Secondary Notice to the Transferring Stockholder and to each Major Investor to that effect no later than fifteen (15) days after the Transferring Stockholder delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, a Major Investor must deliver an Investor Notice to the Transferring Stockholder and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d)    Undersubscription of Transfer Stock. If options to purchase have been exercised by the Company and the Major Investors with respect to some but not all of the Transfer Stock by the end of the ten (10) day period specified in the last sentence of Section 3.1(c) (the “Investor Notice Period”), then the Company shall, immediately after the expiration of the Investor Notice Period, send written notice (the “Company Undersubscription Notice”) to those Major Investors who fully exercised their Secondary Refusal Right within the Investor Notice Period (the “Exercising Investors”). Each Exercising Investor shall, subject to the provisions of this Section 3.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Investor must deliver an Undersubscription Notice to the Transferring Stockholder and the Company within ten (10) days after expiration of the Investor Notice Period. In the event there are two or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 3.1(d) shall be allocated to such Exercising Investors pro rata based on the number of shares of Transfer Stock such Exercising Investors have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Investor has elected to purchase pursuant to an Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Investors, the Company shall immediately notify all of the Exercising Investors and the Transferring Stockholder of that fact.

(e)    Forfeiture of Rights. Notwithstanding the foregoing, if the total number of shares of Transfer Stock that the Company and the Major Investors have agreed to purchase in the Company Notice, Investor Notices and Undersubscription Notices is less than the total number of shares of Transfer Stock, then the Company and the Major Investors shall be deemed to have forfeited any right to purchase the remaining unsubscribed Transfer Stock, and the Transferring Stockholder shall be free to sell all, but not less than all, of such remaining unsubscribed Transfer Stock to the Prospective Transferee on terms and conditions substantially similar (and in no event more favorable than) to the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including without limitation the terms and restrictions set forth in Sections 3.2 and 6.8; (ii) any future Proposed Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 3; and (iii) such sale shall be consummated within sixty (60) days after receipt of the Proposed Transfer Notice by the Company and, if such sale is not consummated within such sixty (60)-day period, such sale shall again become subject to the Right of First Refusal and Secondary Refusal Right on the terms set forth herein.

(f)    Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Board and as set forth in the Company Notice. If the Company or any Major Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Major Investor may pay the cash value equivalent thereof, as determined in good faith by the Board and as set forth in the Company Notice. The closing of the purchase of Transfer Stock by the Company and the Major Investors shall take place, and all payments from the Company and the Major Investors shall have been delivered to the Transferring Stockholder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer and (ii) sixty (60) days after delivery of the Proposed Transfer Notice.

3.2    Right of Co-Sale.

(a)    Exercise of Right. If any Transfer Stock subject to a Proposed Transfer is not purchased pursuant to Section 3.1 above and thereafter is to be sold to a Prospective Transferee, each respective Major Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Transfer as set forth in Section 3.2(b) below and, subject to Section 3.2(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Major Investor who desires to exercise its Right of Co-Sale must give the Transferring Stockholder written notice to that effect within ten (10) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Major Investor shall be deemed to have effectively exercised the Right of Co-Sale.

(b)    Capital Stock Includable. Each Major Investor who timely exercises such Major Investor’s Right of Co-Sale by delivering the written notice provided for in Section 3.2(a) above may include in the Proposed Transfer all or any part of such Major Investor’s Common Stock, Preferred Stock and Derivative Securities equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Transfer (excluding shares purchased by the Company or the Major Investors pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Major Investor and Derivative Securities owned by such Major Investor (assuming any such Derivative Securities are exercised, converted or exchanged for the maximum number of shares of Common Stock), in each case, immediately before consummation of the Proposed Transfer and the denominator of which is the total number of shares of Capital Stock and Derivative Securities (assuming any such Derivative Securities are exercised, converted or exchanged for the maximum number of shares of Common Stock), owned, in the aggregate, by all Major Investors exercising the Right of Co-Sale immediately prior to the consummation of the Proposed Transfer plus the number of shares of Transfer Stock held by the Transferring Stockholder. Subject to this Section 3.2(b), the aggregate consideration payable to each Major Investor who timely exercises such Major Investor’s Right of Co-Sale and the Transferring Stockholder shall be allocated based on the number of shares of Capital Stock sold to the Prospective Transferee by each such Stockholder as provided in this Section 3.2(b), provided that if a Major Investor who timely exercises such Major Investor’s Right of Co-Sale wishes to sell Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock; and further, provided, that if a Major Investor who timely exercises such Major Investor’s Right of Co-Sale wishes to sell Derivative Securities, the price in the Proposed Transfer Notice shall be appropriately adjusted assuming any such Derivative Securities are exercised, converted or exchanged for the maximum number of shares of Common Stock. In the event that the Proposed Transfer constitutes a Change of Control, the terms of the Purchase and Sale Agreement shall provide that the aggregate consideration from such transfer shall be allocated to the Major Investors who timely exercise such Major Investors’ Right of Co-Sale and the Transferring Stockholder in accordance with Section 2 of Article IV(B) of the Restated Certificate as if (A) such transfer were a Liquidation Event (as defined in the Restated Certificate), and (B) the Capital Stock and Derivative Securities sold in accordance with the Purchase and Sale Agreement were the only Capital Stock and Derivative Securities outstanding. In the event that a portion of the aggregate consideration payable to the Participating Investor(s) and selling Key Holder is placed into escrow, the Purchase and Sale Agreement shall provide that (x) the portion of such consideration that is not placed in escrow (the “Initial Consideration”) shall be allocated in accordance with Section 2 of Article IV(B) of the Restated Certificate as if the Initial Consideration were the only consideration payable in connection with such transfer, and (y) any additional consideration which becomes payable to the Major Investors who timely exercise such Major Investors’ Right of Co-Sale and the Transferring Stockholder upon release from escrow shall be allocated in accordance with Section 2 of Article IV(B) of the Restated Certificate after taking into account the previous payment of the Initial Consideration as part of the same transfer.

(c)    Delivery of Certificates. Each Major Investor shall effect its participation in the Proposed Transfer by delivering to the Transferring Stockholder, no later than ten (10) days after such Major Investor’s exercise of the Right of Co-Sale:

(i)    one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing the number of shares of Common Stock that such Major Investor will be permitted to include in the Proposed Transfer;

(ii)    one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing the number of shares of Preferred Stock that is at such time convertible into the number of shares of Common Stock that such Major Investor will be permitted to include in the Proposed Transfer; and/or

(iii)    an instrument of transfer and any other necessary documentation to effectuate a transfer of the applicable Derivative Securities, properly endorsed for transfer to the Prospective Transferee;

provided, however, that if the Prospective Transferee objects to the delivery of convertible Preferred Stock and/or convertible, exercisable or exchangeable Derivative Securities in lieu of Common Stock, such Major Investor shall first convert, exercise or exchange, as applicable, the Preferred Stock and/or the Derivative Securities into Common Stock and deliver Common Stock as provided above. The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the Prospective Transferee.

(d)    Purchase Agreement. The parties hereby agree that the terms and conditions of any sale pursuant to this Section 3.2 will be memorialized in, and governed by, a written purchase and sale agreement (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction and the parties to such sale further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 3.2.

(e)    Deliveries. Each stock certificate, instrument and/or other documentation a Major Investor delivers to the Transferring Stockholder pursuant to Section 3.2(c) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement; and the Transferring Stockholder shall concurrently therewith remit or direct payment to each Major Investor the portion of the sale proceeds to which such Major Investor is entitled by reason of its participation in such sale. If any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Major Investor exercising its Right of Co-Sale hereunder or upon the failure to negotiate a Purchase and Sale Agreement reasonably satisfactory to the participating Major Investors, no Transferring Stockholder may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Transferring Stockholder purchases all securities subject to the Right of Co-Sale, to the extent exercised, from such Major Investor on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Section 3.2(b); provided, however, if such sale constitutes a Stock Sale, the portion of the aggregate consideration paid by the Transferring Stockholder to the participating Major Investors shall be made in accordance with Section 3.2(b).

(f)    Additional Compliance. If any Proposed Transfer is not consummated within sixty (60) days after receipt of the Proposed Transfer Notice by the Company, the Transferring Stockholder proposing the Proposed Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 3. The exercise or election not to exercise any right by any Major Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 3.2.

3.3    Effect of Failure to Comply.

(a)    Transfer Void; Equitable Relief. Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement may result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b)    Violation of Refusal Right. If any Transferring Stockholder becomes obligated to sell any Transfer Stock to the Company or any Major Investor under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or such Major Investor may, at its option, in addition to all other remedies it may have, send to such Transferring Stockholder the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Major Investor (or request that the Company effect such transfer in the name of an Major Investor) on the Company’s books the certificate(s) and/or other document(s) representing the Transfer Stock to be sold.

(c)    Violation of Co-Sale Right. If any Transferring Stockholder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Major Investor who desires to exercise its Right of Co-Sale under Section 3.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Transferring Stockholder to purchase from such Major Investor the type and number of shares of Common Stock, Preferred Stock and/or Derivative Securities that such Major Investor would have been entitled to sell to the Prospective Transferee under Section 3.2 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 3.2. The sale will be made on the same terms and subject to, including, without limitation, as provided in Section 3.2(b), the same conditions as would have applied had the Transferring Stockholder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Major Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 3.2.

4.    Exempt Transfers.

4.1    Exempted Transfers. Notwithstanding the foregoing or anything to the contrary set forth herein, the provisions of Sections 3.1 and 3.2 shall not apply: (a) in the case of a Transferring Stockholder that is an entity, to a transfer of Transfer Stock by such Transferring Stockholder to its Affiliates, stockholders, members, partners or other equity holders or a venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Investor, (b) to a repurchase of Transfer Stock from a Key Holder at a price no greater than originally paid by such Key Holder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board, (c) to a pledge of Transfer Stock that creates a mere security interest in the pledged Transfer Stock, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Transferring Stockholder making such pledge, and/or (d) in the case of a Transferring Stockholder that is a natural person, upon a transfer of Transfer Stock by such Transferring Stockholder made for estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, life partner, child (natural or adopted), or any other lineal descendant of such Transferring Stockholder (or his or her spouse or life partner) (all of the foregoing collectively referred to as “family members”), or any other Person approved by the Board, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Transferring Stockholder or any such family members; provided that in the case of clause(s) (a), (c), or (d), the Transferring Stockholder shall deliver prior written notice to the Company and the Investors of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement to the Company and the Investors as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Stockholder (but only with respect to the securities so transferred to the transferee), including the obligations of a Stockholder with respect to Proposed Transfers of such Transfer Stock pursuant to Section 3.

4.2    Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 3 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act (a “Public Offering”) or (b) pursuant to a Liquidation Event (as defined in the Restated Certificate).

5.    Additional Covenants.

5.1    Company Covenants. The Company hereby covenants and agrees to the following.

(a)    Information Rights. The Company shall deliver to each Major Investor:

(i)    as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants;

(ii)    as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(iii)    as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(iv)    as soon as practicable, but in any event thirty (30) days after the final meeting of the Board of Directors in any fiscal year, a budget and business plan for the next fiscal year (the “Budget”), approved by the Board of Directors; and

(v)    such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this subsection (a) to provide information, upon advice from counsel, (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); (ii) which it would be unlawful for the Company to provide; or (iii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

(b)    Board Matters. The Company shall maintain at all times a compensation committee and an audit committee, each of which shall be comprised of at least three (3) directors, one (1) of which shall be the Cormorant Director, one (1) of which shall be a

Series B Director, and shall, at the request of EV, be the EV Director and one (1) of which shall be a Series A Director. Unless otherwise determined by the vote of a majority of the directors then in office, the Board shall meet at least bi-monthly. The Company shall reimburse the directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board and other meetings or events on behalf of the Company.

(c)    Option Vesting. All stock options granted under the Company’s 2011 Equity Incentive Plan, as amended, or otherwise following the date of this Agreement shall vest 25% on the first anniversary of the grant date with the remaining 75% vesting in equal monthly installments over the subsequent thirty-six (36) months, unless otherwise approved by the Board, including the approval of at least three of the Preferred Directors.

(d)    Inspection Rights. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by such Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 5.1(d) to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company) or the disclosure of which would, upon the advice of the Company’s legal counsel, adversely affect the attorney-client privilege between the Company and its counsel.

(e)    Investor Director Equity Compensation. From the date hereof, the Company shall not issue any equity interest to a Preferred Director in recognition of such Preferred Director’s service on the Board or as an officer of the Company or to any Person entitled to designate such Preferred Director to the Board pursuant to Section 2.2 hereof (or any Affiliate thereof) in recognition of such Preferred Director’s service on the Board or as an officer of the Company.

(f)    Observer Rights.

(i)    The Company shall invite Norman Sharpless, M.D., or an individual designated by Dr. Sharpless, to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give Dr. Sharpless or his representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that Dr. Sharpless or, if applicable, his representative, shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude Dr. Sharpless or his representative from any meeting or portion thereof if access to such information or attendance to such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if Dr. Sharpless or his representative is a competitor of the Company.

(ii)    The Company shall invite one individual designated by Hatteras (the “Hatteras Observer”), which individual shall initially be Clay Thorp, to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give the Hatteras Observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that Hatteras and the Hatteras Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude the Hatteras Observer from any meeting or portion thereof if access to such information or attendance to such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if Hatteras or the Hatteras Observer is a competitor of the Company.

(iii)    The Company shall invite one individual designated by Lumira Capital II, L.P. and its Affiliates (“Lumira”), which individual shall initially be Benjamin Rovinski, to attend all meetings of the Board in a nonvoting observer capacity (the “Lumira Observer”) and, in this respect, shall give the Lumira Observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that Lumira and the Lumira Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude the Lumira Observer from any meeting or portion thereof if access to such information or attendance to such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if Lumira or the Lumira Observer is a competitor of the Company.

(iv)    The Company shall invite one individual designated by Cormorant and its Affiliates (the “Cormorant Observer”), which individual shall initially be Bihua Chen, to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give the Cormorant Observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that Cormorant and the Cormorant Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude the Cormorant Observer from any meeting or portion thereof if access to such information or attendance to such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if Cormorant or the Cormorant Observer is a competitor of the Company.

(g)    Lock-Up Agreement. The Company shall cause (i) all entities and individuals that become stockholders of the Company after the date hereof, (ii) all employees, executives, consultants, advisors and other service providers to the Company who receive stock options of the Company, and (iii) all persons and entities who receive warrants, stock options or other rights to receive the Company’s equity securities, to be bound by market stand-off restrictions substantially similar to the lock-up agreement contained in Section 5.5 hereof.

(h)    Insurance. The Company shall use its commercially reasonable efforts to maintain, from financially sound and reputable insurers, Directors and Officers liability insurance in an amount not less than $10,000,000 and on terms and conditions satisfactory to the holders of (i) a majority of the then outstanding shares of Preferred Stock (voting as a single class and on an as-converted basis) (ii) at least sixty-five percent (65%) of the then outstanding shares of Series C Preferred Stock and (iii) at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock. The Company shall use its commercially reasonable efforts to obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers term “key-person” insurance on Mark A. Velleca, M.D., Ph.D., in an amount and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued. The key-person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board of Directors.

(i)    Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Restated Certificate, or elsewhere, as the case may be.

(j)    FCPA. The Company represents that it shall not knowingly (and shall not knowingly permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) promptly cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law as promptly as practicable following becoming aware of any such activities. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any enforcement action. The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

(k)    Termination of Covenants. The covenants set forth in this Section 5.1 (other than Section 5.1(i)) shall terminate and be of no further force or effect (i) immediately before the consummation of an IPO, or (ii) upon a Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

5.2    Rights to Future Stock Issuances.

(a)    Right of First Offer. Subject to the terms and conditions of this Section 5.2 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor.

(b)    The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(c)    By notification to the Company within fifteen (15) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities that equals the proportion that the Common Stock then held by such Major Investor (directly or indirectly, assuming full conversion and/or exercise as applicable, of all Preferred Stock and other Derivative Securities) bears to the total Common Stock of the Company then outstanding (directly, or indirectly, assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities). At the expiration of such fifteen (15) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the New Securities available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the amount of New Securities specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors that is equal to the proportion that the Capital Stock then held by such Fully Exercising Investor bears to the Capital Stock then held by all Fully Exercising Investors who wish to purchase such unsubscribed New Securities (on an as converted, exercised basis). The closing of any sale pursuant to this Section 5.2(c) shall occur within the later of one hundred and twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 5.2(d). The purchase of New Securities pursuant to the rights of any Major Investor under this Section 5.2 may be completed by an Affiliate of such Major Investor.

(d)    If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 5.2(c), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 5.2(c), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered, issued or sold unless first reoffered to the Major Investors in accordance with this Section 5.2.

(e)    The right of first offer in this Section 5.2, as amended from time to time, shall not be applicable to Exempted Securities (as defined in the Company’s Restated Certificate).

(f)    Termination. The covenants set forth in this Section 5.2 shall terminate and be of no further force or effect (i) immediately before the consummation of an IPO, or (ii) upon a Liquidation Event (as defined in the Restated Certificate), whichever event occurs first.

(g)    Waiver. The holders of (i) a majority of the then outstanding Preferred Stock (voting as a single class and on an as-converted basis), (ii) at least sixty-five percent (65%) of the then outstanding shares of Series C Preferred Stock and (iii) at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock may choose to waive the rights of all Major Investors arising out of and relating to this Section 5.2, which waiver shall be on behalf of and binding upon all Major Investors. The rights of Cormorant arising out of and relating to this Section 5.2 may not be amended or waived, directly or indirectly, in a manner adverse to Cormorant without the written consent of Cormorant. The rights of AJU Growth & Healthcare Fund (“AJU”) arising out of and relating to this Section 5.2 may not be amended or waived, directly or indirectly, in a manner adverse to AJU without the written consent of AJU; provided, however, that the aforementioned consent right of AJU shall terminate if AJU does not purchase on or before June 1, 2016, not less than 670,000 shares of Series C Preferred Stock pursuant to the Purchase Agreement.

5.3    Legend. Each certificate representing shares of Capital Stock held by the Stockholders or issued to any permitted transferee in connection with a transfer permitted by Section 4.1 shall be endorsed with the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS. COPIES OF THE SERIES C PREFERRED STOCK PURCHASE AGREEMENT, THE THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT, AS AMENDED AND/OR RESTATED FROM TIME TO TIME, AND THE SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, AS AMENDED AND/OR RESTATED FROM TIME TO TIME, PROVIDING FOR

RESTRICTIONS ON TRANSFER OF THESE SECURITIES MAY BE OBTAINED UPON WRITTEN REQUEST BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OR SERIES OF STOCK. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL, OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

Each Stockholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 5.3 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5.4    Irrevocable Proxy. Each party to this Agreement hereby constitutes and appoints the Chief Executive Officer of the Company, with full power of substitution, as the voting proxy of the party with respect to the election of Persons as members of the Board in accordance with Section 2 hereto, votes to increase authorized shares pursuant to Section 2.7 hereof and votes regarding any Sale of the Company pursuant to Section 2.6 hereof, and hereby authorizes such person to represent and to vote, if and only if such party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner that is inconsistent with the terms of this Agreement, all of such party’s Capital Stock over which such Stockholder owns or has voting control in favor of the election of Persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of Sections 2.7 and 2.6, respectively, of this Agreement or to take any action necessary to effect Sections 2.7 and 2.6, respectively, of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 6.2 hereof. Each party hereto hereby revokes any and all previous proxies with respect to the Capital Stock and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 6.2 hereof, purport to grant any other proxy or power of attorney with respect to any Capital Stock, deposit any Capital Stock into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any Capital Stock, in each case, with respect to any of the matters set forth herein.

5.5    “Market Stand-off” Agreement. Each Stockholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company for the IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, which period may be extended upon the request of the managing underwriter, to the extent required by any FINRA and/or NASD rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period): (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 5.5 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Stockholder only if all officers and directors and all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Derivative Securities) are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 5.5 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 5.5 or that are necessary to give further effect thereto.

6.    “Bad Actor” Matters.

6.1    Representation. Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement hereby represents that none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (a “Disqualification Event”) is applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean with respect to any Person any other Person that is a beneficial owner of such first Person’s securities for purposes of Rule 506(d) of the Securities Act.

6.2    Covenant. Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

7.    Miscellaneous.

7.1    Covenant of the Company. The Company agrees to use reasonable efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions shall include, but not be limited to, the use of the Company’s reasonable efforts to cause the nomination and election of the directors as provided in this Agreement.

7.2    Number of Shares of Stock. Whenever any provision of this Agreement calls for any calculation based on a number of shares of Capital Stock issued and outstanding or held by a Stockholder, the number of shares deemed to be issued and outstanding or held by that Stockholder, as applicable, shall be the total number of shares of Common Stock then issued and outstanding or owned by that Stockholder, as applicable, plus, without duplication, the total number of shares of Common Stock issuable upon the conversion of any Preferred Stock then issued and outstanding or owned by such Stockholder, as applicable.

7.3    Term. Subject to Section 5.1(j), this Agreement shall automatically terminate upon the earlier of (a) immediately prior to the consummation of a Qualified Public Offering and (b) the consummation of a Liquidation Event (as defined in the Company’s Restated Certificate) and distribution of proceeds to or escrow for the benefit of the Stockholders in accordance with the Restated Certificate, provided that the provisions of Section 2.6 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 2.6 with respect to such Sale of the Company.

7.4    Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

7.5    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, without notice of delivery or transmittal error or failure, (c) four (4) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A hereof, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.5. If notice is given to the Company, it shall be sent to G1 Therapeutics, Inc., 79 T.W. Alexander Drive, 4401 Research Commons, Suite 105, Research Triangle Park, North Carolina 27709, Attention: Chief Executive Officer; and a copy (which shall not constitute notice) shall also be sent to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111 Attn: Jonathan L. Kravetz. If notice is given to the Investors, a copy (which shall not constitute notice) shall also be sent to Cooley LLP, 500 Boylston St., Boston, MA 02116 Attn: Marc Recht.

7.6    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

7.7    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.8    Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 7.3 above) and the observance of any term hereof may be waived (other than pursuant to Section 5.2(g) above), either generally or in a particular instance and either retroactively or prospectively, only by a written instrument executed by (a) the Company, (b) the holders of a majority of the outstanding Common Stock, and Preferred Stock held by the Key Holders then providing services to the Company as employees or consultants and (c) the holders of (i) a majority of the then outstanding shares of Preferred Stock (voting as a single class and on an as-converted basis), (ii) at least sixty-five percent (65%) of the then outstanding shares of Series C Preferred Stock and (iii) at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock; provided, however, that Section 2 shall not be amended to waive or eliminate the right of any Stockholders to designate a member of the Board without the consent of such Stockholder or defined group of Stockholders, as applicable. Any amendment, modification, termination or waiver so effected shall be binding upon the Company and the Stockholders and all of their respective successors and permitted assigns whether or not such party, assignee or other stockholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, modification, termination or waiver applies to all Investors or Key Holders, respectively, in the same fashion, (ii) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver is not directly applicable to the rights of the Key Holders hereunder or does not adversely affect the rights of the Key Holders in a manner that is different than the effect on the rights of the other parties hereto, and (iii) the consent of the Company shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not result in a material expansion of the Company’s obligations under this Agreement. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. Notwithstanding the foregoing, (x) Sections 1.9, 1.10, 1.11, 1.69 (including that Transfer Stock is determinative of Stockholder transfer restrictions/obligations under Section 3), 2.2(b), 2.2(e), 5.1(f)(iv), the second to last sentence of Section 5.2(g), 7.9(c)

and this clause (x) shall not be amended, modified or waived without the written consent of Cormorant, (y) the last sentence of Sections 5.2(g), 1.69 (including that Transfer Stock is determinative of Stockholder transfer restrictions/obligations under Section 3) and this clause (y) shall not be amended, modified or waived without the written consent of AJU; provided, however, that the aforementioned consent right of AJU under clause (y) of this Section 7.8 shall terminate if AJU has not purchased 670,000 shares of Series C Preferred Stock by June 1, 2016.

7.9    Assignment of Rights.

(a)    The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)    Subject to Section 7.9(c) below, the rights of the Investors hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except by (1) an Investor that is an entity, to an Affiliate or a venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Investor, or (2) an Investor that is a natural person, to such Investor’s Immediate Family Member or trust for the benefit of an individual Investor or one or more of such Investor’s Immediate Family Members. As a condition to the assignment of rights by any Investor, as a precondition to such assignment, the transferee shall become a party to this Agreement as an “Investor.”

(c)    In connection with sale, transfer, assignment or other disposition of shares of Series C Preferred Stock originally purchased by Cormorant or AJU under the Purchase Agreement, the respective rights of Cormorant and AJU hereunder are assignable without the Company’s written consent, provided, however, that the assignee agrees to become a party to this Agreement. Notwithstanding the previous sentence, except in connection with an assignment of rights hereunder to an Affiliate or a venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, Cormorant, or the right of Cormorant to designate one director as set forth in Section 2.2(b) and the rights of Cormorant set forth in 5.1(f)(iv) are not assignable without (i) the approval of a majority of the total number of directors then serving on the Board, (ii) the assignee agreeing to become a party to this Agreement simultaneously with the transfer of such shares and (iii) ; and the proposed transferee’ purchasing, acquiring or receiving at least 673,128 shares of Series C Preferred Stock in connection with such assignment of rights. For the avoidance of doubt, once the right of Cormorant to designate one director as set forth in Section 2.2(b) and the rights of Cormorant set forth in 5.1(f)(iv) are assigned, Cormorant shall no longer be entitled to exercise or possess such rights regardless of how many shares of Capital Stock (of any class or series) it shall hold following such assignment.

(d)    The rights of the Key Holders hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except to such Key Holder’s Immediate Family Member or trust for the benefit of such Key Holder or one or more of such Key Holder’s Immediate Family Members. As a condition to the assignment of rights by any Key Holder, as a precondition to such assignment, the transferee shall become a party to this Agreement as an “Key Holder.”

(e)    Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

7.10    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.11    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law.

7.12    Jurisdiction, Venue, and Service of Process. If any party commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Eastern District of North Carolina shall have sole and exclusive jurisdiction over any such proceeding. If all such courts lack federal subject matter jurisdiction, the parties agree that the courts of the State of North Carolina in Wake County shall have sole and exclusive jurisdiction. The parties (a) agree that any of these courts shall be proper venue for any such lawsuit or judicial proceeding, (b) waive any objection to such venue, (c) consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts, and (d) agree that process in any action or proceeding referred to herein may be served on any party anywhere in the world.

7.13    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.14    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.15    Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Stockholders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

7.16    Additional Key Holders. In the event that after the date of this Agreement the Company issues Common Stock to any Person who is not currently a Key Holder, such that such Person subsequently holds at least one percent (1%) of the Capital

Stock, the Company shall, as a condition to such issuance, cause such Person to execute a counterpart signature page hereto as a Key Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

7.17    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Preferred Stock shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first written above.

COMPANY:

G1 THERAPEUTICS, INC.

/s/ Mark A. Velleca
Name:	Mark A. Velleca, M.D., Ph.D.
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first written above.

INVESTORS:

CRMA SPV, L.P.

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Managing Member of the Special Limited Partner

CORMORANT GLOBAL HEALTHCARE MASTER FUND, LP

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Managing member of the GP

CORMORANT PRIVATE HEALTHCARE FUND I, LP

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Managing member of the GP

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first written above.

INVESTORS (cont’d):

AJU GROWTH & HEALTHCARE FUND

By:	/s/ Ji-Won Kim
Name:	Ji-Won Kim
Title:	Chief Executive Officer

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first written above.

INVESTORS (cont’d):

COWEN PRIVATE INVESTMENTS LP
By:	Cowen Private Investments GP LLC
Its:	General Partner

By:	/s/ Owen Littman
Name:	Owen Littman
Title:	Authorized Signatory

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first written above.

INVESTORS (cont’d):

FRANKLIN STRATEGIC SERIES – FRANKLIN BIOTECHNOLOGY DISCOVERY FUND
By:	Franklin Advisers, Inc., its Investment Manager

By:	/s/ Michael McCarthy
Name:	Michael McCarthy
Title:	EVP / Chief Investment Officer

FRANKLIN TEMPLETON INVESTMENT FUNDS – FRANKLIN BIOTECHNOLOGY DISCOVERY FUND
By:	Franklin Advisers, Inc., its Investment Manager

By:	/s/ Michael McCarthy
Name:	Michael McCarthy
Title:	EVP / Chief Investment Officer

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first written above.

INVESTORS (cont’d):

ROCK SPRINGS CAPITAL MASTER FUND LP
By: Rock Springs General Partner LLC
Its: General Partner

By:	/s/ Graham McPhail
Name:	Graham McPhail
Title:	Managing Director

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first written above.

INVESTORS (cont’d):

ESHELMAN VENTURES, LLC

By:	/s/ Fred Eshelman
Name:	Fred Eshelman
Title:	Manager

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first written above.

INVESTORS (cont’d):

RA CAPITAL HEALTHCARE FUND, L.P.

By:	/s/ Nicholas McGrath
Name:	Nicholas McGrath
Title:	Authorized Signatory

BLACKWELL PARTNERS LLC – SERIES A

By:	/s/ Jannine Lail
Name:	Jannine Lail
Title:	Authorized Signatory

By:	/s/ Abayomi Adigun
Name:	Abayomi Adigun
Title:	Authorized Signatory

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first written above.

INVESTORS (cont’d):

LUMIRA CAPITAL II, L.P.

By its general partner Lumira Capital GP, L.P.
By its general partner Lumira GP Inc.

By:	/s/ Benjamin Rovinski
Name:	Benjamin Rovinski
Title:	Senior Vice-President

By:	/s/ Vasco Larcina
Name:	Vasco Larcina
Title:	VP Finance

LUMIRA CAPITAL II (INTERNATIONAL), L.P.

By its general partner Lumira Capital GP, L.P.
By its general partner Lumira GP Inc.

By:	/s/ Benjamin Rovinski
Name:	Benjamin Rovinski
Title:	Senior Vice-President

By:	/s/ Vasco Larcina
Name:	Vasco Larcina
Title:	VP Finance

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first written above.

INVESTORS (cont’d):

BOXER CAPITAL, LLC

By:	/s/ Aaron Davis
Name:	Aaron Davis
Title:	CEO

MVA INVESTORS, LLC

By:	/s/ Aaron Davis
Name:	Aaron Davis
Title:	CEO

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first written above.

INVESTORS (cont’d):

HATTERAS VENTURE PARTNERS IV SBIC, LP
By: Hatteras Venture Advisors IV SBIC, LLC, its General Partner

By:	/s/ Clay Thorp
Name:	Clay B. Thorp
Title:	Manager, Member

HATTERAS NC FUND, LP
By: Hatteras Venture Advisors IV, LLC, its General Partner

By:	/s/ Clay Thorp
Name:	Clay B. Thorp
Title:	Manager, Member

L2 VENTURES, LLC

By:	/s/ Michael Dial
Name:	Michael Dial
Title:	Manager

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first written above.

INVESTORS (cont’d):

MEDIMMUNE VENTURES, INC.

By:	/s/ Ron Laufer
Name:	Ron Laufer
Title:	Senior Managing Director

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first written above.

INVESTORS (cont’d):

MGC VENTURE PARTNERS 2013, L.P.
By: MGC Venture Partners 2013 GP, LLC its General Partner

By:	/s/ Joe C. Cook Jr.
Name:	Joe C. Cook, Jr.
Title:	Managing Member

/s/ Joe C. Cook Jr.
Joe C. Cook, Jr.

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first written above.

INVESTORS (cont’d):

/s/ Glenn Muir
Glenn Muir

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first written above.

INVESTORS (cont’d):

ALEXANDRIA EQUITIES, LLC,
a Delaware limited liability company

By: ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation, managing member

By:	/s/ Dean A. Shigenaga
Name:	Dean A Shigenaga
Title:	Executive Vice President; Chief Financial Officer

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Stockholders’ Agreement as of the date first written above.

KEY HOLDERS:

/s/ Norman E. Sharpless, M.D.
Norman E. Sharpless, M.D.

/s/ Martha Sharpless
Martha Sharpless

/s/ Kwok-Kin Wong, M.D., Ph.D.
Kwok-Kin Wong, M.D., Ph.D.

Jay Strum, Ph.D.

Francis Tavares, Ph.D.

John Bisi

Patrick Roberts

Claudia Black

Thomas Laund

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT